                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                            KC HOLDING CORPORATION,

                                KC MERGER CORP.,

                                      AND

                              KENETECH CORPORATION

                          Dated as of October 25, 2000

                               Table of Contents
                               -----------------

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ARTICLE I THE OFFER.........................................................   2
  Section 1.1    The Offer..................................................   2
  Section 1.2    Company Actions............................................   4

ARTICLE II THE MERGER.......................................................   6
  Section 2.1    The Merger.................................................   6
  Section 2.2    Effective Time.............................................   6
  Section 2.3    Effects of the Merger......................................   6
  Section 2.4    Charter and Bylaws; Directors and Officers.................   6
  Section 2.5    Conversion of Securities...................................   6
  Section 2.6    Exchange of Certificates...................................   7
  Section 2.7    Merger Without Meeting of Stockholders.....................   9
  Section 2.8    Further Assurances.........................................  10
  Section 2.9    Closing....................................................  10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB................  10
  Section 3.1    Organization...............................................  10
  Section 3.2    Authority..................................................  10
  Section 3.3    Consents and Approvals; No Violations......................  11
  Section 3.4    Information Supplied.......................................  12
  Section 3.5    Ownership of Shares........................................  12
  Section 3.6    Interim Operations.........................................  12
  Section 3.7    Brokers....................................................  13
  Section 3.8    Litigation.................................................  13
  Section 3.9    Financing..................................................  13
  Section 3.10   Assets and Revenues........................................  13

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................  13
  Section 4.1    Organization, Standing and Power...........................  13
  Section 4.2    Charter Documents and Bylaws...............................  14
  Section 4.3    Capital Structure..........................................  14
  Section 4.4    Authority..................................................  15
  Section 4.5    Consents and Approvals; No Violation.......................  16
  Section 4.6    SEC Documents and Other Reports; Financial Statements......  17
  Section 4.7    Information Supplied.......................................  19
  Section 4.8    Absence of Certain Changes or Events.......................  19
  Section 4.9    Permits and Compliance.....................................  20
  Section 4.10   Tax Matters................................................  21
  Section 4.11   Actions and Proceedings....................................  23
  Section 4.12   Certain Agreements.........................................  23
  Section 4.13   ERISA; Employee Benefit Plans..............................  23
  Section 4.14   Intellectual Property......................................  25
  Section 4.15   Material Contracts.........................................  26


                               Table of Contents
                               -----------------
                                  (continued)

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                                                                            ----
  Section 4.16   Environmental Matters......................................  27
  Section 4.17   Title to Assets............................................  28
  Section 4.18   State Takeover Statutes....................................  28
  Section 4.19   Required Vote of Company Stockholders......................  28
  Section 4.20   Brokers....................................................  29
  Section 4.21   Fairness Opinion...........................................  29
  Section 4.22   Insurance Policies.........................................  29
  Section 4.23   Transactions With Affiliates...............................  29
  Section 4.24   Investment Company Status..................................  29

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS.........................  30
  Section 5.1    Conduct of Business by the Company Pending the Merger......  30
  Section 5.2    No Solicitation............................................  32

ARTICLE VI ADDITIONAL AGREEMENTS............................................  34
  Section 6.1    Stockholders Meeting.......................................  34
  Section 6.2    Access to Information......................................  35
  Section 6.3    Directors..................................................  36
  Section 6.4    Company Stock Options......................................  37
  Section 6.5    Warrants...................................................  37
  Section 6.6    Reasonable Best Efforts....................................  38
  Section 6.7    Public Announcements.......................................  38
  Section 6.8    State Takeover Laws........................................  39
  Section 6.9    Indemnification; Directors and Officers Insurance..........  39
  Section 6.10   Notification of Certain Matters............................  39
  Section 6.11   Retention and Incentive Plan; Certain Benefits.............  40
  Section 6.12   Stockholder Litigation.....................................  40
  Section 6.13   Company SEC Documents......................................  41
  Section 6.14   Voting Agreement...........................................  41

ARTICLE VII CONDITIONS PRECEDENT TO THE MERGER..............................  41
  Section 7.1    Conditions to Each Party's Obligation to Effect the Merger.  41

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..............................  42
  Section 8.1    Termination................................................  42
  Section 8.2    Effect of Termination......................................  43
  Section 8.3    Fees and Expenses..........................................  43
  Section 8.4    Amendment..................................................  44
  Section 8.5    Waiver.....................................................  45

ARTICLE IX GENERAL PROVISIONS...............................................  45
  Section 9.1    Non-Survival of Representations and Warranties.............  45
  Section 9.2    Notices....................................................  45
  Section 9.3    Interpretation; Certain Definitions........................  46


                               Table of Contents
                               -----------------
                                  (continued)

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  Section 9.4    Counterparts...............................................  48
  Section 9.5    Entire Agreement; Third-Party Beneficiaries................  48
  Section 9.6    Governing Law..............................................  48
  Section 9.7    Assignment.................................................  48
  Section 9.8    Severability...............................................  48
  Section 9.9    Enforcement of this Agreement..............................  48
  Section 9.10   Construction...............................................  48

                                    EXHIBITS

A  Conditions of the Offer

B  Form of Press Release

                                   SCHEDULES

1  Form of Amended Company Charter

2  Form of Amended Company Bylaws

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of October 25, 2000 (this "Agreement"), among KC Holding Corporation, a Delaware corporation ("Parent"), KC Merger Corp., a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Sub"), and Kenetech Corporation, a Delaware corporation (the "Company") (Sub and the Company being hereinafter collectively referred to as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time to the extent permitted under this Agreement, the "Offer") to purchase any and all of the shares of Common Stock, par value $.0001 per share, of the Company, together with the associated rights attached thereto (the "Rights") issued pursuant to the Rights Agreement (as defined herein) (collectively, the "Shares"), at a purchase price of $1.04 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, following the purchase of Shares pursuant to the Offer, upon the terms and subject to the conditions set forth herein, Sub will be merged with and into the Company (the "Merger"), whereby each issued and outstanding Share not owned directly or indirectly by Parent or the Company will be converted into the right to receive the price per Share paid in the Offer;

     WHEREAS, on October 24, 2000, Mark D. Lerdal, the President, Chief Executive Officer and a Director of the Company (the "Nonvoting Director"), entered into a subscription and contribution agreement (the "Contribution Agreement") with Parent and Sub, a copy of which has been delivered to the Company, pursuant to which the Nonvoting Director has, among other things, agreed to contribute his Shares to Parent in exchange for shares of the capital stock of Parent;

     WHEREAS, as an inducement and a condition to Parent and Sub entering into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Nonvoting Director has entered into a Voting Agreement with Parent and Sub (the "Voting Agreement") pursuant to which the Nonvoting Director has, among other things, (x) agreed not to tender his Shares in the Offer and
(y) granted to Parent a proxy with respect to the voting of such Shares, in each case upon the terms and subject to the conditions set forth in the Voting Agreement;

     WHEREAS, a special committee of the Board of Directors of the Company, comprised solely of directors unaffiliated with the Nonvoting Director (the "Special Committee"), has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, and has recommended that the Board of Directors of the Company approve and declare advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger; and

     WHEREAS, the Board of Directors of the Company, based on the recommendation of the Special Committee, has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the holders of Shares tender their Shares in the Offer and, if applicable, approve and adopt this Agreement in all respects;

     NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE I

                                   THE OFFER

     Section 1.1  The Offer.

          (a) Subject to the provisions of this Agreement, as promptly as practicable (but in no event later than ten (10) business days) following execution hereof, Sub shall, and Parent shall cause Sub to, commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), the Offer. The obligation of Sub to, and of Parent to cause Sub to, commence the Offer and accept for payment, and pay for, any Shares tendered pursuant to the Offer shall be subject only to the conditions set forth in the attached Exhibit A (the "Offer Conditions"), any of which may be waived in whole or in part by Sub in its sole discretion, except that Sub shall not waive the Minimum Condition (as defined in Exhibit A) without the written consent of the Company (which shall not be unreasonably withheld). Sub expressly reserves the right to modify the terms of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of Shares subject to the Offer, (ii) reduce the Offer Price, (iii) impose any other conditions to the Offer other than the Offer Conditions or modify the Offer Conditions (other than to waive any Offer Conditions to the extent permitted by this Agreement), (iv) except as provided in Sections 1.1(b) and (c), extend the Offer, (v) change the form of consideration payable in the Offer, or (vi) amend any other term of the Offer in a manner adverse to the holders of Shares.

          (b) Subject to the terms and conditions hereof, the Offer shall expire at midnight, New York City time, on the date that is the later of (i) twenty (20) business days after the date the Offer is commenced, and (ii) thirty
(30) business days after the date of the press release referenced in the proviso to Section 6.7; provided, that Sub may, without the consent of the Company, (y) extend the Offer, if at the scheduled or extended expiration date of the Offer any of the Offer Conditions shall not be satisfied or waived, until such time as such conditions are satisfied or waived, and (z) extend the Offer for any period reasonably determined by Sub after consultation with its legal advisors to be required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer, subject in each case to any right of the Company to terminate this Agreement pursuant to the terms hereof.

          (c) If, at any scheduled expiration date of the Offer, the Minimum Condition (as defined in Exhibit A) or any of the conditions set forth in paragraphs (a), (c), (e), (f), (g) or (h) of Exhibit A shall not have been satisfied, but at such scheduled expiration date all the conditions set forth in paragraphs (b), (d) and (i) of Exhibit A shall then be satisfied, or, if not then satisfied, are reasonably capable of being satisfied prior to December 27, 2000, at the request of the Company (confirmed in writing), Sub shall extend the Offer from time to time, subject to any right of Parent, Sub or the Company to terminate this Agreement pursuant to the terms hereof.

          (d) Subject only to the Offer Conditions and so long as this Agreement has not been terminated in accordance with its terms, Sub shall, and Parent shall cause Sub to, accept for payment, and pay for, all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable (and in any event within five (5) business days) after the expiration of the Offer, and in any event in compliance with the obligations respecting prompt payment pursuant to Rule 14e-1(c) under the Exchange Act.

          (e) As soon as reasonably practicable on the date of commencement of the Offer, Parent and Sub shall file with the SEC (i) a Tender Offer Statement on Schedule TO (the "Schedule TO") with respect to the Offer, which shall contain as an exhibit or incorporate by reference an offer to purchase and a related letter of transmittal and, if required to commence the Offer, a summary advertisement (such Schedule TO and the documents included therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"), and (ii) jointly, with the Company, a Transaction Statement on Schedule 13E-3 (the "Rule 13E-3 Statement"). Parent and Sub shall cause the Offer Documents to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. Parent shall ensure that the Offer Documents and the Rule 13E-3 Statement comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and, if applicable, the date first published, sent or given to the holders of the Shares, do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by Parent or Sub with respect to any information supplied by the Company in writing for inclusion in the Offer Documents or the Rule 13E-3 Statement. Parent, Sub and the Company each agrees promptly to correct any information provided by it for use in the Offer Documents or the Rule 13E-3 Statement if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Sub further agree to take all steps necessary to cause the Offer Documents and the Rule 13E-3 Statement as so corrected to be filed with the

SEC and the Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws.

          (f) The Company and its counsel shall be given reasonable opportunity to review and comment upon the Offer Documents and the Rule 13E-3 Statement prior to their filing with the SEC or, if applicable, dissemination to the stockholders of the Company. Parent and Sub shall provide the Company and its counsel any comments Parent, Sub or their counsel may receive from the SEC or its staff (orally or in writing) with respect to the Offer Documents and the Rule 13E-3 Statement promptly after the receipt of such comments. The Company shall cooperate with Parent and its counsel in responding to any such comments. Unless there is a reasonable basis for the Company to object, the Company agrees to execute the Rule 13E-3 Statement as prepared by Parent or Sub.

          (g) Parent shall provide or cause to be provided to Sub on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Sub becomes obligated to accept for payment, and pay for, pursuant to the Offer.

          (h) Parent or Sub shall engage an information agent in connection with the Offer.

     Section 1.2  Company Actions.

          (a) The Company hereby approves of and consents to the Offer. The Company represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, duly adopted, based on the recommendation of the Special Committee and by unanimous vote of all directors (with the exception of the Nonvoting Director, who abstained from such vote), resolutions (i) determining that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approving and declaring the advisability of this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommending that the holders of Shares tender their Shares in the Offer and, if applicable, approve and adopt this Agreement in all respects. The Company further represents and warrants that the Board of Directors has taken all action necessary to render the Rights Agreement inapplicable to the Offer, the Merger and the other transactions contemplated hereby.

          (b) On or as soon as practicable after the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing (unless the Special Committee or the Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action would be inconsistent with its fiduciary duties to Company stockholders under applicable law) the recommendation described in
Section 1.2(a) and a copy of the opinion referenced in Section 4.21, and the Company shall cause the Schedule 14D-9 to be disseminated to holders of Shares as and to the extent required by applicable federal securities laws. The

Company shall ensure that the Schedule 14D-9 complies in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and the date first published, sent or given to the holders of Shares, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading, except that no representation is made by the Company with respect to any information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Board of Directors shall not withdraw or modify its recommendation that holders of the Shares accept the Offer, except to the extent that the Special Committee or the Board of Directors, after consultation with its independent legal counsel, determines in good faith that failure to take such action is inconsistent with its fiduciary duties to the Company's stockholders under applicable law.

          (c) Parent and its counsel shall be given reasonable opportunity to review and comment upon the Schedule 14D-9 prior to its filing with the SEC or dissemination to stockholders of the Company. The Company shall provide Parent and its counsel any comments the Company or its counsel may receive from the SEC or its staff (orally or in writing) with respect to the Schedule 14D-9 promptly after the receipt of such comments. Parent and Sub shall cooperate with the Company and its counsel in responding to any such comments.

          (d) In connection with the Offer and the Merger, the Company shall instruct its transfer agent or agents to furnish Sub promptly upon request with mailing labels containing the names and addresses of the record holders of Shares as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of any other information in the Company's possession or control, as Parent may reasonably request, and, to the extent reasonably available to the Company, regarding the beneficial owners of Shares and any securities convertible into Shares, and shall furnish to Sub such information and assistance as Parent may reasonably request in communicating the Offer to the Company's stockholders. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall, and shall cause their agents to, hold in confidence the information contained in any such labels, listings and files, use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, upon request, deliver to the Company all copies of such information then in their possession or control.

                                  ARTICLE II

                                  THE MERGER

     Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the General Corporation Law of the State of Delaware, as amended (the "DGCL"), Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 2.2 Effective Time. The Merger shall become effective when the certificate of merger or, if applicable, the certificate of ownership and merger (each, the "Certificate of Merger"), executed in accordance with the relevant provisions of the DGCL, is filed with the Secretary of State of the State of Delaware. When used in this Agreement, the term "Effective Time" shall mean the date and time at which the Certificate of Merger is so filed or such later date and time as may be agreed to by the parties hereto and specified therein. The filing of the Certificate of Merger shall be made on the date of the Closing (as defined in Section 2.9).

     Section 2.3 Effects of the Merger. The Merger shall have the effects set forth in Section 259 of the DGCL.

     Section 2.4  Charter and Bylaws; Directors and Officers.

          (a) At the Effective Time, the Restated Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time (the "Company Charter"), shall be amended in its entirety to be in the form as set forth in Schedule 1 hereto. At the Effective Time, the Restated Bylaws of the Company, as in effect immediately prior to the Effective Time (the "Company Bylaws"), shall be amended in their entirety to be in the form as set forth in
Schedule 2 hereto.

          (b) The directors of Sub at the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Company at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     Section 2.5  Conversion of Securities.

          (a) As of the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of any securities of the Constituent Corporations:

               (i) Each issued and outstanding share of common stock, par value $.01 per share, of Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

               (ii) All Shares that are held in the treasury of the Company or by any wholly-owned Subsidiary of the Company and any Shares owned by Parent or by any wholly-owned Subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor.

               (iii) Each Share issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.5(a)(ii) and other than Dissenting Shares (as defined in Section 2.5(a)(iv)) shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the per share price paid for Shares in the Offer (the "Merger Consideration"). All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

               (iv) Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by holders who properly exercise appraisal rights with respect thereto in accordance with
     Section 262 of the DGCL (the "Dissenting Shares") will not be converted into the right to receive the Merger Consideration, and holders of such Shares will be entitled to receive payment of the appraised value of such Shares in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Shares will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. The Company will give Parent
     (i) prompt notice of any demands received by the Company for appraisal of Shares and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for payment for Dissenting Shares. The Company will not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

          (b) Each Company Stock Option (as hereinafter defined) and each Warrant (as hereinafter defined) shall be treated in accordance with Section 6.4 and Section 6.5, respectively.

     Section 2.6  Exchange of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in the Merger (the "Paying Agent"). From time to time on, prior to or after the Effective Time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at the times necessary for the payment of the Merger Consideration pursuant to Section 2.5. Any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be paid over to Parent.

          (b) Exchange Procedure. As soon as reasonably practicable (and in any event within five (5) business days) after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented Shares (the "Certificates"), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent and the Company may reasonably agree prior to the purchase of Shares pursuant to the Offer) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the Shares theretofore represented by such Certificate shall have been converted into the right to receive pursuant to Section 2.5, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.6, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the amount of cash, without interest, into which the Shares theretofore represented by such Certificate shall have been converted pursuant to Section 2.5. No interest or dividends will be paid or will accrue on the cash payable upon the surrender of any Certificate.

         (c) Transfers. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable.

          (d) Withholding. Parent or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as Parent or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined) or under any provisions of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction or withholding was made by Parent or the Paying Agent.

          (e) No Further Ownership Rights in Shares. All cash paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares theretofore represented by such Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (f) Termination of Payment Fund. Any portion of the funds made available to the Paying Agent to pay the Merger Consideration which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Certificates who have not theretofore complied with this Article II and the instructions set forth in the letter of transmittal mailed to such holders after the Effective Time shall thereafter look only to Parent for payment of the Merger Consideration to which they are entitled.

          (g) No Liability. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any payment pursuant to this Article II would otherwise escheat to or become the property of any Governmental Entity (as hereinafter defined)), the cash payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any person previously entitled thereto.

          (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such person of a bond, in such reasonable amount as Parent or the Paying Agent may direct as indemnity against any claim that may be made against them with respect to such Certificate, the Paying Agent will pay such lost, stolen or destroyed Certificate the amount of cash to which the holders thereof are entitled pursuant to Section 2.5.

     Section 2.7 Merger Without Meeting of Stockholders. Parent and Sub shall use their reasonable best efforts to cause the Nonvoting Director to transfer to Parent all Shares owned by the Nonvoting Director in accordance with and subject to the terms of the Contribution Agreement. If, following such transfer by the Nonvoting Director and the purchase of Shares pursuant to the Offer, Sub, Parent, ValueAct Capital Partners, L.P., a Delaware limited partnership ("VAC"), or any other entity controlled by VAC collectively shall own at least ninety percent (90%) of the outstanding Shares, Parent and Sub shall promptly take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after expiration of the Offer without a meeting of stockholders of the Company, in accordance with Section 253 of the DGCL. If the Merger is effected in accordance with
Section 253 of the DGCL, then all effects and terms of Sections 2.1 through 2.6 of this Article II will be applied to such Merger, as applicable.

     Section 2.8 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 2.9 Closing. The closing of the Merger (the "Closing") and all actions specified in this Agreement to occur at the Closing shall take place at the offices of Morrison & Foerster LLP, 425 Market Street, San Francisco, California, 94105, at 10:00 a.m., local time, no later than the second business day following the day on which the last of the conditions set forth in Article VII shall have been fulfilled or waived (if permissible), or at such other time and place as Parent and the Company shall agree.

                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub jointly and severally represent and warrant to the Company as follows:

     Section 3.1 Organization. Parent and Sub are each a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the corporate power and authority to carry on its business as now being conducted. Each of Parent and Sub is duly qualified to do business, and in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Parent or Sub.

     Section 3.2  Authority.

          (a) The respective Board of Directors of Parent and Sub have each approved this Agreement and declared its advisability in accordance with the DGCL.

          (b) Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of Parent and Sub, subject to the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly executed and delivered by Parent and Sub and (assuming the valid authorization, execution and delivery of this Agreement by the Company and the validity and binding effect of this Agreement on the Company) constitutes the valid and binding obligation of each of Parent and Sub, enforceable against them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 3.3  Consents and Approvals; No Violations.

          (a) Assuming that all consents, approvals, authorizations and other actions described in this Section 3.3 have been obtained and all filings and obligations described in this Section 3.3 have been made, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, give to others a right of termination, cancellation or acceleration of any obligation under, result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of:

               (i) the Certificate of Incorporation or Bylaws of Parent and Sub, each as amended to date,

               (ii) any provision of the comparable charter or organization documents of any of Parent's Subsidiaries,

               (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or any of its Subsidiaries, or

               (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets,

other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that would not reasonably be expected to have a Material Adverse Effect on Parent or Sub.

          (b) No filing or registration with, or authorization, consent or approval of, any United States (federal and state), foreign or supranational court, commission, governmental body, regulatory agency, authority or tribunal (a "Governmental Entity") is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except:

               (i) in connection, or in compliance, with the provisions of the Exchange Act,

               (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,

               (iii) such filings, authorizations, orders and approvals as may be required by state takeover laws (the "State Takeover Approvals"),

               (iv) applicable requirements, if any, of state securities or "blue sky" laws ("Blue Sky Laws"), and

               (v) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on Parent or Sub.

     Section 3.4 Information Supplied. None of the information supplied or to be supplied by VAC, Parent or Sub in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Rule 13E-3 Statement, (iii) the Schedule 14D-9, (iv) the information to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under the Exchange Act (the "Information Statement") or (v) the proxy statement (together with any amendments or supplements thereto, the "Proxy Statement") relating to the Stockholder Meeting (as defined in Section 6.1) will (a) in the case of the Offer Documents, the Rule 13E-3 Statement, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Rule 13E-3 Statement, the Schedule 14D-9 and the Information Statement are filed with the SEC or, if applicable, first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 3.5 Ownership of Shares. Except as contemplated by this Agreement, VAC and its affiliates do not own any Shares.

     Section 3.6 Interim Operations. Parent and Sub were formed solely for the purpose of engaging in the transactions contemplated hereby, have not engaged in any other business activities and have conducted their operations only as contemplated hereby. All of the issued and outstanding capital stock of Sub is owned by Parent. All of the issued and outstanding capital stock of Parent is owned by VAC.

     Section 3.7 Brokers. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of VAC, Parent or Sub.

     Section 3.8 Litigation. There is no (i) claim, action, suit or proceeding pending or, to the best knowledge of Parent and Sub, threatened against Parent or Sub before any court, arbitrator or Governmental Authority, or (ii) outstanding judgment, order, writ, injunction or decree of any court, arbitrator or Governmental Authority in a proceeding to which Parent or Sub or any of their respective assets is subject, except such as would not materially impair the ability of Parent or Sub to perform their respective obligations hereunder.

     Section 3.9 Financing. Parent and Sub will have available to them all funds necessary to purchase and pay for all of the Shares tendered pursuant to the Offer by stockholders of the Company other than the Nonvoting Director and to consummate the Merger and the other transactions contemplated hereby.

     Section 3.10 Assets and Revenues. VAC is the "ultimate parent entity" of Parent and is its own "ultimate parent entity" as such term is defined in 16 C.F.R. Section 801.1(a)(3). VAC, and all entities controlled by VAC, do not (i) have assets having an aggregate book value of $100 million or more based on its most recent regularly prepared balance sheet or (ii) sales of $100 million or more in its most recent fiscal year, in each case as determined in accordance with 16 C.F.R. Section 801.11. The term "controlled by" as used in this section shall have the meaning set forth in 16 C.F.R. 801.1(b). This representation and warranty is made solely for the purpose of determining the applicability to the transactions contemplated by this Agreement of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                                  ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the letter dated the date hereof and delivered on the date hereof by the Company to Parent, which relates to this Agreement and is designated therein as the Company Letter (the "Company Letter") (it being agreed that a reference to one section in the Company Letter shall be deemed to refer to other sections of Article IV but only if the fact or item expressly disclosed in one section of the Company Letter is reasonably relevant to another section), the Company represents and warrants to Parent and Sub as follows:

     Section 4.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to carry on its business as now being conducted. Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate (in the case of a Subsidiary of the Company that is a corporation) or other power and authority to carry on its business as now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not reasonably be expected to have a Material Adverse Effect on the Company. The Company and each of its Subsidiaries are duly qualified to do business, and are in good standing, in each jurisdiction where the character of their properties owned or held under lease or the nature of their activities makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. A true and complete list of all the Subsidiaries of the Company, together with the jurisdiction of incorporation or organization of each Subsidiary of the Company, the jurisdictions in which each Subsidiary of the Company is licensed or qualified to do business and the percentage of each Subsidiary's outstanding capital stock or other equity interests owned by the Company or another Subsidiary of the Company, is set forth in Section 4.1 to the Company Letter.

     Section 4.2 Charter Documents and Bylaws. The Company has heretofore furnished to VAC or Parent a complete and correct copy of the Company Charter and the Company Bylaws, each as amended to date. The Company Charter and the Company Bylaws are each in full force and effect. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

     Section 4.3  Capital Structure.

          (a) As of the date hereof, the authorized capital stock of the Company consists of 110,000,000 Shares, par value $.0001 per share, and 10,000,000 shares of Preferred Stock, par value of $.01 per share, of which 84,000 shares have been designated Series A Junior Participating Preferred Stock.

          (b)  At the close of business on October 20, 2000:

               (i) 31,970,164 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

               (ii) no Shares were held in the treasury of the Company or by Subsidiaries of the Company;

               (iii) 845,600 Shares were subject to issuance upon the exercise of outstanding stock options previously issued under the Company's 1984 Stock Option Plan and its 1993 Stock Option Plan, as amended (collectively, the "Company Stock Option Plans"); and

               (iv) 500,000 Shares were reserved for issuance upon the exercise of outstanding warrants (the "Warrants").

          (c) The Company has delivered to VAC or Parent (i) a correct and complete list as of the date set forth in Section 4.3 of the Company Letter of each outstanding option (collectively, the "Company Stock Options") to purchase Shares issued under the Company Stock Option Plans, including the holder, exercise price and number of Shares subject thereto, and (ii) a correct and complete list as of the date set forth in Section 4.3 of the Company Letter of each outstanding Warrant, including the holder, the number of Shares subject thereto and the warrant exercise price. Except as set forth in Section 4.3 of the Company Letter, the Company has delivered to VAC or Parent a copy of each such outstanding option agreement or warrant agreement.

          (d) Except for the Rights Agreement, the Company Stock Options and the Warrants, and except as may be permitted to be issued, delivered or sold after the date hereof in accordance with this Agreement, there are no options, warrants, calls, rights or agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries.

          (e) Each outstanding share of capital stock of each Subsidiary of the Company is duly authorized, validly issued, fully paid and nonassessable, except as set forth in Section 4.3 of the Company Letter.

          (f) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. The Company does not have any outstanding contractual obligations to repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity interests in, the Company or any Subsidiary of the Company.

          (g) The Company is not a party to any stockholder agreements, voting trusts or other agreements or understandings relating to voting or disposition of any shares of capital stock of the Company or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company.

          (h) Except as set forth in Section 4.3 of the Company Letter, neither the Company nor any Subsidiary of the Company is under any current or prospective obligation to make a capital contribution or investment in or loan to, or to assume any liability or obligation of, any corporation, partnership, joint venture or business association or entity.

     Section 4.4  Authority.

          (a) The Special Committee, by unanimous vote of all Special Committee members, has determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to, and in the best interests of, the Company and its stockholders, and has recommended that the Board of Directors of the Company approve and declare advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger. The Board of Directors of the Company, based on the recommendation of the Special Committee and by unanimous vote of all directors (with the exception of the Nonvoting Director, who abstained from such vote), has (i) determined that this Agreement and the transactions contemplated hereby, including the Offer and the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and (iii) recommended that the holders of Shares tender their Shares in the Offer and, if applicable, approve and adopt this Agreement in all respects. The Company has adopted the necessary amendments to the Company Charter or the Company Bylaws, as applicable, electing not to be governed by Section 203 of the DGCL, and thereby has rendered Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby.

          (b) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to adoption by the stockholders of the Company of this Agreement, if applicable, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including Board action) on the part of the Company, subject to (i) adoption of this Agreement by the stockholders of the Company, if applicable, and (ii) the filing of the Certificate of Merger as required by the DGCL. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub and the validity and binding effect of this Agreement on Parent and Sub) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

     Section 4.5  Consents and Approvals; No Violation.

          (a) Assuming that all consents, approvals, authorizations and other actions described in this Section 4.5 have been obtained and all filings and obligations described in this Section 4.5 have been made, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, result in any violation of or default (with or without notice or lapse of time, or both) under, give to others a right of termination, cancellation or acceleration of any obligation under, result in the loss of a material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of:

               (i)   the Company Charter or the Company Bylaws,

               (ii) any provision of the comparable charter or organization documents of any of the Company's Subsidiaries,

               (iii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Subsidiaries, or

               (iv) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets,

other than, in the case of clauses (ii), (iii) or (iv), any such violations, defaults, rights, losses, liens, security interests, charges or encumbrances that would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) No filing or registration with, or authorization, consent or approval of, any Governmental Entity is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or is necessary for the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, except for:

               (i) in connection, or in compliance, with the provisions of the Exchange Act,

               (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business,

               (iii) such filings, authorizations, orders and approvals as may be required to obtain the State Takeover Approvals,

               (iv)   applicable requirements, if any, of Blue Sky Laws, and

               (v) such other consents, orders, authorizations, registrations, approvals, declarations and filings the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.6  SEC Documents and Other Reports; Financial Statements.

          (a) The Company has filed all required forms, reports and documents with the SEC since January 1, 1998 (all such forms, reports, and documents filed by the Company since such date with the SEC, the "Company SEC Documents"). As of their respective dates, the Company SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), or the Exchange Act, as the case may be, and, at the respective times they were filed (or, in the case of any Company SEC Document that has been amended or superseded, as of the date of such amending or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (b) The consolidated financial statements (including, in each case, any notes thereto) of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of their operations and their consolidated cash flows for the periods then ended (subject, in the case of unaudited statements, to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein).

          (c) No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act. To the Knowledge of the Company as of the date hereof, there is no material unresolved violation of the Exchange Act asserted by the SEC in writing with respect to the Company SEC Documents. Neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of its Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with GAAP except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the transactions contemplated herein, and liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Except in each case as set forth in the Company SEC Documents or as set forth in the Company Letter, none of the Company or any of the Subsidiaries of the Company is indebted to any director or officer of the Company or any of the Subsidiaries of the Company (except for amounts due as normal salaries and bonuses, contractual payments, in reimbursement of ordinary business expenses and directors' fees) and no such person is indebted to the Company or any of the Subsidiaries of the Company in any material amount.

          (e) Set forth in Section 4.6 of the Company Letter is a true and correct copy of the unaudited consolidated financial statements of the Company and its consolidated Subsidiaries as at September 30, 2000 and for the nine months then ended (collectively, the "Interim Financial Statements"). The interim balance sheet included in the Interim Financial Statements was prepared in accordance with GAAP and fairly presents the consolidated financial position of the Company and its consolidated Subsidiaries as at the date thereof and the consolidated results of operations and changes in financial position of the Company and its consolidated Subsidiaries for the period indicated (subject to the absence of footnotes and to normal year-end audit adjustments and to any other adjustments described therein). Such Interim Financial Statements are in draft form, preliminary and subject to change prior to filing of the Company's report on Form 10-Q with the SEC, for the third fiscal quarter.

     Section 4.7 Information Supplied. None of the information supplied or to be supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Rule 13E-3 Statement, (iii) the Schedule 14D-9, (iv) the Information Statement or (v) the Proxy Statement, will (a) in the case of the Offer Documents, the Rule 13E-3 Statement, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or, if applicable, first published, sent or given to the Company's stockholders, or (b) in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.8  Absence of Certain Changes or Events.  Except as set forth in
Section 4.8 of the Company Letter, the Interim Financial Statements or the Company SEC Documents filed prior to the date hereof, since September 30, 2000 through the date of this Agreement:

          (a) there has been no change in the capital stock of the Company and no dividend or distribution of any kind declared, paid or made by the Company on any class of its stock;

          (b) there has not been (i) any adoption of a new Company Benefit Plan (as defined in Section 4.13), (ii) any amendment to a Company Benefit Plan materially increasing benefits thereunder, (iii) any granting by the Company or any of its Subsidiaries to any executive officer or other key employee of the Company or any of its Subsidiaries of any material increase in compensation, severance or termination benefits, except in the ordinary course of business consistent with prior practice or as was required under employment, severance or termination agreements or (iv) any entry by the Company or any of its Subsidiaries into any employment, severance, indemnification or termination agreement with any such executive officer or other key employee;

          (c) there have not been any material changes in the amount or terms of the indebtedness of the Company and its Subsidiaries from that described in the Company SEC Documents filed prior to the date hereof. Unless shown on the Interim Financial Statements or Company SEC Documents filed prior to the date hereof, neither the Company nor any of its Subsidiaries has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet (or the footnotes thereto) of the Company prepared in accordance with GAAP, except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the transactions contemplated herein, and liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect on the Company;

          (d) there has not been any material change by the Company in (i) its accounting methods, principles or practices except as required by generally accepted accounting principles, (ii) any material revaluation by the Company of any material asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice after the date of the most recent Company SEC Document filed prior to the date hereof, (iii) any entry by the Company or any Subsidiary of the Company into any commitment or transaction material to the Company and the Subsidiaries of the Company taken as a whole, except in the ordinary course of business and consistent with past practice, or (iv) any redemption, purchase or other acquisition of any of the Company's securities;

          (e) the Company has not made (or committed to make) capital expenditures in an amount which exceeds $50,000 for any item or $200,000 in the aggregate;

          (f) to the Knowledge of the Company, the Company has not suffered a Material Adverse Effect;

          (g) there has not been any (i) settlement or compromise by the Company or any Subsidiary of the Company of any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000 or (ii) any payment, discharge or satisfaction by the Company or any Subsidiary of the Company of any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business and consistent with past practice or (B) with respect to any other such claims, liabilities or obligations reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company; and

          (h) there has not been executed any agreement by the Company or any Subsidiary of the Company to take any of the actions described in this Section except as expressly contemplated by this Agreement.

     Section 4.9  Permits and Compliance.

          (a) Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any of its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), except where the failure to have any of the Company Permits would not reasonably be expected to have a Material Adverse Effect on the Company. No suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the suspension or cancellation of any of the Company Permits would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) Except as otherwise set forth in Section 4.9 of the Company Letter, neither the Company nor any of its Subsidiaries is in violation of (i) its charter, bylaws or other organizational documents, (ii) any law, ordinance, administrative or governmental rule or regulation, or (iii) any order, decree or judgment of any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries, except, in the case of clauses (ii) and (iii), for any violations that would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) Except as otherwise set forth in Section 4.9 of the Company Letter, no event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party, or event that, but for the giving of notice or the lapse of time or both, would constitute an event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party exists or, upon the consummation by the Company of the transactions contemplated by this Agreement, will exist under any indenture, mortgage, loan agreement, note or other agreement or instrument for borrowed money, any guarantee of any agreement or instrument for borrowed money or any lease, contractual license or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any such Subsidiary is bound or to which any of the properties, assets or operations of the Company or any such Subsidiary is subject, other than any defaults that would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.10  Tax Matters.

          (a) Except as otherwise set forth in Section 4.10 of the Company Letter, and except in each case for acts or omissions which would not be expected to have a Material Adverse Effect on the Company, (i) the Company and each of its Subsidiaries have filed all Tax Returns (as hereinafter defined) required to have been filed, and such Tax Returns are correct and complete and disclose all Taxes (as hereinafter defined) required to be paid by the Company and its Subsidiaries for the periods covered thereby; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or extensions for payment have been properly obtained or such Taxes are being contested; (iii) the Company and each of its Subsidiaries have complied with all rules and regulations relating to the withholding of Taxes and the remittance of withheld Taxes; (iv) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of its Taxes, which waiver is currently effective; (v) any Tax Returns required to have been filed by or with respect to the Company and each of its Subsidiaries relating to federal and state income Taxes have been examined by the Internal Revenue Service ("IRS") or the appropriate foreign or state taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired; (vi) all deficiencies asserted or assessments made as a result of any examination of such Tax Returns by any taxing authority have been paid in full or properly reflected on the books of the Company; (vii) there is no action, suit, investigation, audit, claim or assessment pending or, to the Knowledge of the Company, threatened in writing with respect to Taxes of the Company or any Subsidiary of the Company; and
(viii) there are no liens for Taxes upon the assets of the Company or any Subsidiary of the Company except liens relating to current Taxes not yet due.

          (b) Except as otherwise set forth in Section 4.10 of the Company Letter, and except in each case for acts and omissions which would not be expected to have a Material Adverse Effect on the Company, none of the Company or any of its Subsidiaries has consented to extend the time, in which any material Tax may be assessed or collected by any taxing authority.

          (c) Except as otherwise set forth in Section 4.10 of the Company Letter, and except in each case for acts and omissions which would not be expected to have a Material Adverse Effect on the Company, to the Knowledge of the Company, no written claim has been made by any taxing authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or each Subsidiary of the Company is or may be subject to taxation in that jurisdiction.

          (d) Except as otherwise set forth in Section 4.10 of the Company Letter, and except in each case for acts and omissions which would not be expected to have a Material Adverse Effect on the Company, there is no contract or arrangement, plan or agreement by or with the Company or any Subsidiary of the Company covering any person that, individually or collectively, could give rise to the payment of any amount by the Company or a Subsidiary of the Company that would not be deductible by the Company or such Subsidiary of the Company by reason of Section 280G of the Code.

          (e) Each of the Company and its Subsidiaries has made available to VAC or Parent true, correct and complete copies of all federal income Tax Returns, and all other material Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Company or its Subsidiaries that have been filed by any of the Company or the Subsidiaries of the Company for the taxable years ending December 31, 1997, 1998 and 1999.

          (f) None of the Company or the Subsidiaries of the Company (A) has, since January 1, 1996, been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), (B) is a party to or bound by any Tax allocation or Tax sharing agreement with any person or entity other than the Company and its Subsidiaries, (C) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. (S) 1. 1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise or (D) has any material liability for the Taxes of any Person other than the Company, one of its Subsidiaries or in connection with the acquisition, directly or indirectly, of any Person acquired by the Company or any Subsidiary of the Company.

          (g) The Company and each Subsidiary of the Company has established on its books and records adequate reserves for the payment of all material Taxes for which it is liable which are not yet due and payable, and with respect to any such material Taxes which have been proposed, assessed or asserted against them.

     Section 4.11 Actions and Proceedings. There are no outstanding orders, judgments, injunctions, awards or decrees of any Governmental Entity against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any of the properties, assets or businesses of the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect on the Company or materially impair the ability of the Company to perform its obligations hereunder. Except as set forth in Section 4.11 of the Company Letter or the Company SEC Documents filed prior to the date hereof, there are no actions, suits or claims or legal, administrative or arbitrative proceedings or investigations (including claims for workers' compensation) pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any of the properties, assets or businesses of the Company or any of its Subsidiaries, that would reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.12  Certain Agreements.

          (a) Section 4.12 of the Company Letter contains a list of (i) all severance and all employment agreements with employees of the Company and each Subsidiary of the Company (other than standard offer letters providing for at will employment); and (ii) all plans, programs, agreements and other arrangements of the Company with or relating to its employees that contain change of control provisions, in each case, other than those involving amounts that are not material to the Company when considered in the aggregate.

          (b) Except as set forth in Section 4.12 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written plan, program, agreement, policy or other arrangement, any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, other than the agreement with the Company's financial advisor identified in Section 4.20.

          (c) To the Knowledge of the Company as of the date hereof, no executive officer or other key employee of the Company or any of its Subsidiaries is subject to any noncompete, nonsolicitation, nondisclosure, confidentiality, employment, consulting or similar agreement relating to, affecting or in conflict with the business activities of the Company and its Subsidiaries, except agreements between the Company or its Subsidiaries and its present and former officers or employees or agreements with VAC, Parent or Sub.

     Section 4.13  ERISA; Employee Benefit Plans.

         (a) Except for the Company Stock Option Plans and the plans and agreements listed in Section 4.13 of the Company Letter (collectively, the "Company Benefit Plans"), neither the Company nor any ERISA Affiliate (as defined below) maintains, is a party to, contributes to or is obligated to contribute to, and none of its employees or former employees, their dependents, or survivors receive benefits under, any of the following (whether or not set forth in a written document):

               (i) Any employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA");

               (ii) Any bonus, deferred compensation, incentive, restricted stock, stock purchase, stock option, stock appreciation right, phantom stock, supplemental pension, executive compensation, cafeteria benefit, dependent care, director or employee loan, fringe benefit, sabbatical, severance, termination pay or similar plan, program, policy, agreement or arrangement; or

               (iii) Any plan, program, agreement, policy, commitment or other arrangement relating to the provision of any benefit described in Section 3(1) of ERISA to former employees or directors or to their survivors, other than procedures intended to comply with the Consolidated Omnibus Budget Reconciliation Act of 1985.

          (b) Except as would not reasonably be expected to have a Material Adverse Effect on the Company: (i) the Company has complied with ERISA, the Code and all laws and regulations applicable to the Company Benefit Plans and each Company Benefit Plan has been maintained and administered in compliance with its terms; and (ii) each Company Benefit Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is the subject of a favorable determination opinion, notification or advisory letter from the IRS issued after January 1, 1989, and nothing has occurred to the Knowledge of the Company which may reasonably be expected to adversely affect such determination.

          (c) Neither the Company nor any ERISA Affiliate has, since its inception, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including (without limitation) any multiemployer plan, as defined in Section 3(37) of ERISA.

          (d) The Company has provided or made available to VAC or Parent complete, accurate and current copies of each of the Company Benefit Plans, including the text (including amendments) of each of the Company Benefit Plans, to the extent reduced to writing and a summary of each of the Company Benefit Plans, to the extent not previously reduced to writing as well as the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Company Benefit Plan (if such report was required), and each trust agreement and group annuity contract relating to any Company Benefit Plan.

          (e) Neither the Company nor any ERISA Affiliate has incurred any accumulated funding deficiency under Section 412 of the Code or any termination or withdrawal liability under Title IV of ERISA.

          (f) All contributions, premiums or other payments due from the Company to (or under) any Company Benefit Plan have been fully paid or adequately provided for on the books and financial statements of the Company. All accruals (including, where appropriate, proportional accruals for partial periods) have been made in accordance with prior practices.

          (g) For all purposes under this Section 4.13, "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) that, together with the Company, is treated as a single employer under Section 4001(b) of ERISA or
Section 414 of the Code.

          (h) Except as disclosed in the Company Letter, all Pension Plans intended to be qualified plans have been the subject of determination letters from the Internal Revenue Service to the effect that such Pensions Plans are qualified and exempt from Federal income taxes under Section 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked. To the Knowledge of the Company as of the date hereof, there is no reasonable basis for the revocation of any such determination letter.

          (i) Except as disclosed in the Company Letter, none of the Company or any of its Subsidiaries has any obligation to provide any material health benefits or other non-pension benefits to retired or other former employees, except as specifically required by Part 6 of Title I of ERISA ("COBRA").

     Section 4.14  Intellectual Property.

          (a) The Company and its Subsidiaries own, or possess, free and clear of any material liens, adequate licenses or other valid rights to use (including the right to sublicense to customers, suppliers or others as needed), all of the material Company Intellectual Property (as defined below) that is necessary for the conduct of the Company's or Subsidiaries' businesses, except to the extent as such would not have a Material Adverse Effect on the Company. Section 4.14 of the Company Letter sets forth a complete list in all material respects of all registered Company Intellectual Property.

          (b) Neither the Company nor any of the Subsidiaries of the Company has received from a third party any written notice of infringement or misappropriation of or conflict with, in any material respects, Company Intellectual Property. To the Knowledge of the Company, the use of such Company Intellectual Property in connection with the business and operations of the Company and its Subsidiaries does not infringe, in any material respects, on the rights of any person or entity. To the Knowledge of the Company, no material claim by any third party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries, is currently outstanding or is threatened. The Company has not received any written notices of any material infringement or misappropriation by any third party with respect to the Company Intellectual Property. The Company and each Subsidiary of the Company has taken reasonable actions to maintain and protect its Company Intellectual Property, except for those actions, which the failure to take, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (c) As used herein, "Company Intellectual Property" means all trademarks, trademark registrations, trademark rights and renewals thereof, trade names, trade name rights, patents, patent rights, patent applications, industrial models, inventions, invention disclosures, designs, utility models, inventor rights, software, computer programs, computer systems, copyrights, copyright registrations and renewals thereof, servicemarks, servicemark registrations and renewals thereof, servicemark rights, trade secrets, applications for trademark and servicemark registrations, know-how, confidential information and other proprietary rights, used or held for use in connection with the businesses of the Company and/or its Subsidiaries as currently conducted by the Company, together with all applications currently pending or in process for any of the foregoing.

     Section 4.15  Material Contracts.

          (a) Except as disclosed in the Section 4.15 of the Company Letter, neither the Company nor any of its Subsidiaries, nor, to the Company's Knowledge, is any other party, in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Material Contracts to which it is a party, except for such defaults which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company; and, to the Knowledge of the Company, there has not occurred any event that, with the lapse of time or giving of notice or both, would constitute such a default, other than such events which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The Company Letter sets forth a list as of the date of this Agreement of:

               (i) all credit agreements, indentures, and other agreements related to any indebtedness for borrowed money in excess of $100,000 of the Company or any of its Subsidiaries,

               (ii) all joint venture or other similar agreements to which the Company or any of its Subsidiaries are a party,

               (iii) all lease agreements to which the Company or any of its Subsidiaries are party with annual lease payments in excess of $50,000,

               (iv) contracts under which the Company or any of its Subsidiaries has advanced or loaned any other person or entity any material amounts,

               (v) guaranties of any obligations in excess of $100,000 (other than a guarantee by the Company of a Subsidiary's debts or a guarantee by a Subsidiary of the Company's debts or another Subsidiary of the Company's debts),

               (vi) contracts or groups of related contracts with the same party or group of parties the performance of which involves annual consideration in excess of $100,000 which are not cancelable by the Company on 30-days-or-less notice without premium or penalty,

               (vii) warranty agreements with respect to the Company's or the Subsidiaries' services rendered or products sold or leased,

               (viii) agreements under which the Company has granted any person or entity registration rights (including, without limitation, demand and piggy-back registration rights), and

               (ix) all other contracts and agreements which are material (as hereinafter defined) to the Company and its Subsidiaries taken as a whole (collectively, the "Material Contracts").

The Company has made available to VAC or Parent a correct and complete copy of each agreement listed in the Company Letter. For purposes of this Section 4.15, except as otherwise expressly set forth in this Section 4.15, an agreement shall be deemed "material" if the Company reasonably expects that the Company or any of its Subsidiaries would, pursuant to the terms thereof, (x) recognize during the current fiscal year of the Company net revenues after the payment of third party shares in excess of $100,000 or (y) incur during the current fiscal year of the Company liabilities or obligations in excess of $100,000.

          (c) Except as set forth in Section 4.15 of the Company Letter, no Material Contract will, by its terms, terminate as a result of the transactions contemplated herein, except for any Material Contracts which, if terminated, would not have a Material Adverse Effect on the Company.

          (d) Except as set forth in Section 4.15 of the Company Letter, the Company has not granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or, except in the ordinary course of business, entered into any non-competition agreement or similar agreement restricting its ability to engage in any business.

     Section 4.16  Environmental Matters.

          (a) To the Knowledge of the Company, and except as set forth in the Company Letter or documents made available to the VAC or Parent, neither the Company nor any of its Subsidiaries (i) is in material violation of any law or regulation applicable to its business or property relating to the protection of human health and safety or the environment ("Environmental Laws"), (ii) lacks any material permits, licenses or other approvals required under applicable Environmental Laws ("Environmental Permits"), (iii) is in material violation of any term or condition of any such Environmental Permit, or (iv) has received any written notice or report regarding any allegation of material violation by the Company or any of the

Subsidiaries, or of any material liability of the Company or any of the Subsidiaries for releases of hazardous substances, under any Environmental Laws, with respect to the operations, properties or facilities of the Company, other than in the case of each of the foregoing clauses, violations, Environmental Permits or liability that would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) To the Knowledge of the Company and except as set forth in the Company Letter, the Company and the Subsidiaries have made available to VAC or Parent copies of any material environmental assessment or audit report (including all material records maintained for required environmental compliance) or other similar studies or analyses in the possession of the Company or the Subsidiaries relating to any real property currently or formerly owned, leased, managed or occupied by the Company or the Subsidiaries, other than any such assessments, audit reports, records, studies or analyses which, if not provided, would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.17  Title to Assets.

          (a) The Company and its Subsidiaries own good and marketable title to all of their assets material to their business (excluding, for purposes of this sentence, assets held under leases or assets covered under Section 4.14 hereof), free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, or security interests, except as set forth in Section
4.17 of the Company Letter and except for such failures or imperfections of title and such mortgages, liens, encumbrance, charges, claims, restrictions, pledges or security interests as would not reasonably be expected to have a Material Adverse Effect on the Company.

          (b) The leases to all real estate occupied by the Company and its Subsidiaries that are material to the operation of the businesses of the Company and its Subsidiaries are in full force and effect and, to the Knowledge of the Company, no event has occurred that with the passage of time, the giving of notice, or both, would constitute an event of default thereunder or event of default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other person who is a party signatory thereto, other than such events of default which would not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 4.18 State Takeover Statutes. The Board of Directors of the Company has taken all action so as to render the provisions of the Rights Agreement inapplicable to the Offer, the Merger and the consummation of the transactions contemplated by this Agreement. To the Knowledge of the Company, as of the date hereof, no other state takeover statute or similar charter or bylaw provisions are applicable to the Offer, the Merger, this Agreement and the transactions contemplated hereby.

      Section 4.19 Required Vote of Company Stockholders. Subject to Section 2.7, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to adopt this Agreement. No other vote of the security holders of the Company is required in order for the Company to consummate the Merger and the transactions contemplated hereby.

     Section 4.20 Brokers. No broker, investment banker or other person, other than Houlihan Lokey Howard & Zukin Financial Advisors, Inc., is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete copy of the engagement letter for Houlihan Lokey Howard & Zukin Financial Advisors, Inc., has been provided to Parent or VAC.

     Section 4.21 Fairness Opinion. The Special Committee has received the opinion of Houlihan Lokey Howard & Zukin Financial Advisors, Inc., to the effect that the proposed consideration to be received by holders of Shares pursuant to the Offer and the Merger is fair to such holders (other than the Nonvoting Director) from a financial point of view.

      Section 4.22 Insurance Policies. Section 4.22 of the Company Letter contains a list of all material insurance policies of the Company and its Subsidiaries, and each such policy is in full force and effect. No written notice of cancellation or termination has been received by the Company or its Subsidiaries with respect to any such policy. Except as disclosed in Section
4.22 of the Company Letter or the Company SEC Reports filed prior to the date hereof, to the Company's Knowledge, there are no pending claims against such insurance by the Company or its Subsidiaries as to which the insurers have denied coverage or otherwise reserved rights.

     Section 4.23 Transactions With Affiliates. Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement, and except with respect to the transactions contemplated by this Agreement, no present or former affiliate of the Company has, or since December 31, 1999 has had, to the Knowledge of the Company, (i) any material interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to any of the businesses of the Company or any of its Subsidiaries,
(ii) has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries (other than compensation and benefits received in the ordinary course of business as an employee or director of the Company or any of its Subsidiaries) or (iii) an equity interest or any other financial or profit interest in any Person that has had business dealings or a material financial interest in any transaction with the Company or any of its Subsidiaries.

     Section 4.24  Investment Company Status.

     The Company is not an "investment company" as such term is defined in
Section 3 of the Investment Company Act of 1940, as amended, and therefore is not registered or required to be registered as such under the Investment Company Act of 1940.

                                   ARTICLE V

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     Section 5.1  Conduct of Business by the Company Pending the Merger.

          (a) Except as expressly permitted below, during the period from the date of this Agreement through the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on its business in the ordinary course of its business as currently conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it, and maintain in full force and effect all authorizations necessary for such business, except to the extent such would not have a Material Adverse Effect on the Company.

          (b) Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in Section
5.1 of the Company Letter, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which in any event shall not be unreasonably withheld):

               (i) (A) other than dividends paid by wholly-owned Subsidiaries of the Company, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, or otherwise make any payments to its stockholders in their capacity as such, (B) other than in the case of any Subsidiary of the Company, split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company (other than repurchases of Shares required pursuant to existing agreements) or any other securities thereof;

               (ii) issue, deliver, sell, pledge, or otherwise dispose of any shares of its capital stock, any other voting securities or equity equivalent or any securities convertible into, or any rights, warrants or options (including options under the Company Stock Option Plans) to acquire any such shares, voting securities, equity equivalent or convertible securities, other than (A) the issuance of shares of Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their current terms, and (B) the issuance of shares of Stock upon exercise of the Warrants;

               (iii) amend its charter or bylaws;

               (iv) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, limited liability company, partnership, association or other business organization or division thereof, other than acquisitions in which the aggregate amount of consideration to be paid in connection with an individual acquisition does not exceed $100,000;

               (v) (i) incur or assume any indebtedness for borrowed money or make any loans, advances or capital contributions to, or other investments in, any other person, other than (A) in the ordinary course of business consistent with past practices, (B) indebtedness, loans, advances, capital contributions and investments between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, in each case in the ordinary course of business consistent with past practices, or (C) investments in any other person which, if such investments were treated as an acquisition, would be permitted under clause
     (iv) of this Section 5.1, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except in the ordinary course of business and consistent with past practice, (iii) settle any claim other than in the ordinary course of business, in accordance with past practice, and without admission of material liability, or (iv) enter into any material commitment or transaction, except in the ordinary course of such business;

               (vi) except as provided in Sections 6.4 or 6.5, enter into or adopt any, or amend any existing, severance plan, agreement or arrangement or enter into or amend any Company Benefit Plan, except as may be required to maintain such plan's compliance with ERISA or the Code, or employment or consulting agreement or hire or agree to hire any new or additional key employees or officers, except to replace existing employees as necessary in the ordinary course of business;

               (vii) except as provided in Sections 6.4 or 6.5, (A) adopt, enter into, terminate, amend or increase the amount or accelerate the payment or vesting of any benefit or award or amount payable under any Company Benefit Plan or other arrangement for the current or future benefit or welfare of any director, officer or current or former employee, (B) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or, other than in the ordinary of business consistent with past practice, employee, (C) pay any benefit not provided for under any Company Benefit Plan, other than in the ordinary course of business, (D) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Company Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Company Benefit Plans or agreements or awards made thereunder), other than in the ordinary course of business, or (E) take any action to fund or in any other way secure the payment of compensation or benefits under any employee plan, agreement, contract or arrangement or Company Benefit Plan;

               (viii) make any change to accounting policies or procedures (other than actions required to be taken by GAAP or applicable law);

               (ix) authorize or make any single capital expenditure in excess of $50,000 or capital expenditures in excess of $200,000 in the aggregate;

               (x) except in the ordinary course of business, amend or terminate any Material Contract or waive, release or assign any material rights or claims;

               (xi) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any material property or assets, other than in the ordinary course of business and consistent with past practice;

               (xii) except as required by law, make any material Tax election or settle or compromise any material Tax liability;

               (xiii) pay, discharge or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), individually in amounts in excess of $100,000 or other than the payment, discharge or satisfaction of (A) any such other claims, liabilities or obligations, in the ordinary course of business and consistent with past practice, or (B) of any such other claims, liabilities or obligations reflected in the financial statements (or the notes thereto) of the Company;

               (xiv) except in the ordinary course of business consistent with past practice, waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company or any Subsidiary of the Company is a party;

               (xv) cancel or terminate, or take any action designed to terminate, any material insurance policy of the Company, except in the ordinary course of business and consistent with past practice;

               (xvi) settle or compromise any claim, litigation or other legal proceeding, other than in the ordinary course of business consistent with past practice in an amount not involving more than $100,000;

               (xvii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction; or

               (xviii) authorize, recommend, propose or announce an intention to do any of the foregoing, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

     Section 5.2  No Solicitation.

          (a) The Company shall not, and shall not authorize any of its Subsidiaries or any officer, director or employee of or any financial advisor, attorney or other advisor or representative of, the Company or any of its Subsidiaries to, and the Company shall instruct its officers, directors, financial advisors and attorneys not to, directly or indirectly:

               (i) solicit, initiate or encourage the submission of any Takeover Proposal,

               (ii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to the Company or any Subsidiary of the Company in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, or

               (iii) authorize, engage in, or enter into any agreement or understanding with respect to any Takeover Proposal;

provided, that nothing contained in this Agreement shall prohibit the Company or its directors or any special committee of the Company's Board of Directors from
(1) complying with Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or making such disclosure to the Company's stockholders as, in the good faith judgment of any such special committee or the Board of Directors of the Company after consultation with its independent legal counsel, is required under applicable law or (2) referring a third party to this Section 5.2(a) or making a copy of this Section 5.2(a) available to any third party. The Company shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

          (b) Nothing in this Agreement shall prohibit the Company prior to the purchase of Shares pursuant to the Offer from engaging in the activities described in clauses (ii) and (iii) of subsection (a) above with respect to any person who has submitted on an unsolicited basis to the Company (A) a Takeover Proposal believed by the Company to in good faith to be bona fide or (B) an expression of interest believed by the Company in good faith to be bona fide indicating such person's desire to pursue the possibility of making a Takeover Proposal on terms believed by the Company to be financially superior to the Offer and the Merger (a "Superior Proposal") and, in either such case:

               (i) the Company's Board of Directors or any committee thereof, after consultation with its independent legal counsel, determines that taking such action is appropriate for such Board to comply with its fiduciary duties under applicable law,

               (ii) the Company's Board of Directors or any committee thereof, after consultation with its financial advisors, concludes in good faith that such Takeover Proposal, taking into account, among other things, all material legal, financial, regulatory and other aspects of such proposal and the person making such proposal, could lead to a Superior Proposal; and

               (iii) prior to providing any of the information described in clause (ii) of subsection (a) above, the Company obtains from such person an executed confidentiality agreement similar in form and scope to the Confidentiality Agreement.

          (c) The Company shall promptly advise Parent in writing of any Takeover Proposal received by any officer or director of the Company or, to the Knowledge of the Company, any financial advisor, attorney or other advisor or representative of the Company, including the identity of the person making such Takeover Proposal and the material terms of such Takeover Proposal. The Company shall:

               (i) use reasonable best efforts to so advise Parent no later than one business day following receipt of such Takeover Proposal,

               (ii) refrain from entering into any agreement authorizing any Takeover Proposal until two (2) business days following delivery by the Company of the notice described in the preceding clause (i),

               (iii) promptly provide Parent any non-public information concerning the Company provided to any other person making such Takeover Proposal which was not provided to VAC or Parent, and

               (iv) keep Parent reasonably informed of the status of any such Takeover Proposal.

          (d)  The parties agree that the press release to be issued pursuant to
Section 6.7 by the Company upon the execution of this Agreement shall not be deemed to be a solicitation of any Takeover Proposal or otherwise in violation of this Agreement, and that any inquiries or proposals made as a result of or in connection with such press release shall not be deemed to have been solicited by or on behalf of the Company.

          (e) Concurrently with entry into any agreement authorizing a Takeover Proposal, the Company shall terminate this Agreement pursuant to and in accordance with Section 8.1(e) hereof.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS

     Section 6.1  Stockholders Meeting.

          (a) Unless Parent and Sub are required to take action to effect the Merger pursuant to Section 2.7, following the purchase of Shares pursuant to the Offer, the Company will duly call, give notice of, convene and hold a meeting of stockholders (the "Stockholder Meeting") for the purpose of considering the adoption of this Agreement and at such meeting call for a vote and cause proxies to be voted in respect of the adoption of this Agreement. The Stockholder Meeting shall be held as soon as reasonably practicable following the purchase of Shares pursuant to the Offer, and (except to the extent that the Special Committee or Board of Directors of the Company, after consultation with its independent legal counsel, determines in good faith that such action is inconsistent with its fiduciary duties to the Company's stockholders under applicable law) the Company will, through its Board of Directors, recommend to its stockholders the adoption of this Agreement, and shall not withdraw or modify such recommendation. The record date for the Stockholder Meeting shall be a date subsequent to the date Parent or Sub becomes a record holder of Shares purchased pursuant to the Offer.

          (b) Unless Parent and Sub are required to take action to effect the Merger pursuant to Section 2.7, the Company shall, at Parent's request, as soon as reasonably practicable following the purchase of Shares pursuant to the Offer, prepare and file a preliminary Proxy Statement with the SEC and use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after responding to all such comments to the satisfaction of the staff of the SEC. Parent shall furnish to the Company such information concerning itself and Sub as may reasonably be requested by the Company in connection with the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Stockholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including the supply of any information required to be included in the Proxy Statement regarding Parent or Sub.

          (c) Parent agrees to cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by VAC, Parent or any Subsidiary of VAC to be voted in favor of adoption of the Merger Agreement.

     Section 6.2  Access to Information.

          (a) Subject to currently existing contractual and legal restrictions applicable to the Company or any of its Subsidiaries, and in each case below only to the extent as would not result in the loss of attorney-client privilege, the Company shall, and shall cause each of its Subsidiaries to, afford to the accountants, counsel, financial advisors and other representatives of Parent reasonable access to, and permit them to make such inspections as they may reasonably require of, during the period from the date of this Agreement through the Effective Time, all of their respective properties, books, contracts, commitments and records (including accounting records and Tax Returns and the work papers of independent accountants, if available and subject to the consent of such independent accountants) and, during such period, the Company shall, and shall cause each of its Subsidiaries to, (i) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (ii) furnish promptly to Parent all other information within its possession concerning its business, properties and personnel as Parent may reasonably request and (iii) promptly make reasonably available to Parent all personnel of the Company and its Subsidiaries knowledgeable about matters relevant to such inspections. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

          (b)  All information obtained by VAC, Parent or Sub pursuant to this
Section 6.2 shall be kept confidential in accordance with the terms and conditions of the Confidentiality Agreement dated June 29, 2000 between VAC and the Company (the "Confidentiality Agreement").

     Section 6.3  Directors.

          (a) Promptly after such time as Sub purchases Shares pursuant to the Offer, Sub shall be entitled, to the fullest extent permitted by law, to designate at its option up to that number of directors, rounded to the nearest whole number, of the Company's Board of Directors, subject to compliance with
Section 14(f) of the Exchange Act, as will make the percentage of the Company's directors designated by Sub equal to the percentage of the aggregate voting power of the Shares held by Parent or any of its Subsidiaries; provided, however, that if Sub's designees are elected to the Board of Directors of the Company, until the Effective Time such Board of Directors shall have at least three (3) directors (excluding the Nonvoting Director) who are directors of the Company on the date of this Agreement (the "Continuing Directors"); and provided, further that, in such event, (i) if the number of Continuing Directors (excluding the Nonvoting Director) shall be reduced below three (3) for any reason whatsoever, the remaining Continuing Directors or Director shall designate a person or persons to fill such vacancy or vacancies, each of whom shall be deemed to be an Continuing Director for purposes of this Agreement or
(ii) if no Continuing Directors then remain, the other directors shall designate three (3) persons (excluding the Nonvoting Director) to fill such vacancies who shall not be officers or affiliates of the Company or any of its subsidiaries, or officers or affiliates of Parent or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement, and in the case of either clause (i) or (ii) Sub shall cause such person or persons to be elected to fill such vacancy or vacancies.

          (b) To the fullest extent permitted by applicable law, the Company shall take all action requested by Parent that is reasonably necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company will promptly, at the option of Parent, to the fullest extent permitted by law, the Company Charter and the Company Bylaws, either increase the size of the Company's Board of Directors and/or obtain the resignation of such number of its current directors (subject to Section 6.3(a)) as is necessary to enable Sub's designees to be elected or appointed to the Company's Board of Directors as provided above.

          (c) Following the election or appointment of Sub's designees pursuant to this Section 6.3 and prior to the Effective Time, Parent and Sub shall not cause the Company to take any action with respect to any amendment, or waiver of any term or condition, of this Agreement or the Company Charter or the Company Bylaws, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Sub or Parent or waiver or assertion of any of the Company's rights hereunder, and any other consent or action by the Board of Directors of the Company with respect to this Agreement or the Offer, without the concurrence of a majority of the Continuing Directors.

     Section 6.4  Company Stock Options.

          (a) Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Board of Directors of the Company shall adopt such resolutions and take any and all other action necessary or appropriate to cause each Company Stock Option that is outstanding as of the consummation of the Merger to be canceled at the Effective Time of the Merger, in consideration for which the holder thereof (an "Option Holder") shall receive the right to receive from the Company cash in an amount (the "Option Consideration") equal to (A) the product of (1) the number of Shares subject to such option and (2) the excess, if any, of the Offer Price over the exercise price per share for the purchase of Shares subject to such option, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment.

          (b) The Option Consideration shall be paid as soon as reasonably practicable (and in any event within five (5) business days) following the acceptance for payment of Shares by Sub at the Effective Time of the Merger; provided, that such payment may be conditioned upon receipt by the Company of any documents the Company reasonably deems necessary to evidence the acceptance by the Option Holders of the Option Consideration.

     Section 6.5  Warrants.

          (a) Prior to the acceptance for payment of any Shares by Sub pursuant to the Offer, the Company will use commercially reasonable efforts to obtain written confirmation, in form and substance reasonably satisfactory to Parent, from the holder of the Warrants that after the Effective Time each such Warrant will represent the right to receive in cash an amount equal to (A) the product of (1) the number of Shares subject to such Warrant and (2) the excess, if any, of the Merger Consideration over the exercise price per share for the purchase of the Shares subject to such Warrant, minus (B) all applicable federal, state and local Taxes required to be withheld in respect of such payment.

          (b) The consideration for the Warrants shall be paid as soon as reasonably practicable (and in any event within five (5) business days) following the Effective Time; provided, that such payment may be conditioned upon receipt by the Company of any documents the Company reasonably deems necessary to evidence the acceptance by the holder of the Warrants of such consideration.

     Section 6.6  Reasonable Best Efforts.

          (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including: (i) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from all Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity (including any pre-merger filings and State Takeover Approvals), (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement. No party to this Agreement shall consent to any voluntary delay of the consummation of the Offer or the Merger at the behest of any Governmental Entity without the consent of the other parties to this Agreement, which consent shall not be unreasonably withheld.

          (b) Each party shall use reasonable best efforts to not take any action, or enter into any transaction, which would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement.

     Section 6.7 Public Announcements. Parent and the Company will not issue any press release with respect to the transactions contemplated by this Agreement or otherwise issue any written public statements with respect to such transactions without prior consultation with the other party, except as may be required by applicable law or the rules and regulations of the OTC Bulletin Board (including any obligations to report corporate actions to the OTC Bulletin Board Coordinator) applicable to the Company; provided, that the Company, Parent and Sub acknowledge that the Company, upon the execution of this Agreement, will issue a press release that will contain, among other things, the language set forth in Exhibit B.

     Section 6.8 State Takeover Laws. If any "fair price," "business combination" or "control share acquisition" statute or other similar statute or regulation shall become applicable to the transactions contemplated hereby, Parent and the Company and their respective Boards of Directors shall use their reasonable best efforts to obtain such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.

     Section 6.9  Indemnification; Directors and Officers Insurance.

          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless (and make advances for expenses as incurred to) all past and present officers and directors of the Company and of its Subsidiaries to the same extent and in the same manner such persons are entitled to indemnification and advancement of expenses as of the date of this Agreement (to the extent consistent with applicable law) by the Company pursuant to the DGCL, the indemnification agreements set forth in
Section 6.9(b) of the Company Letter, the Company Charter or the Company Bylaws for acts or omissions occurring at or prior to the Effective Time.

          (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to perform, as of the consummation of the Offer, all of the obligations set forth in Article 9 of the Company Charter, Article V of the Company Bylaws and the indemnification agreements set forth in Section 6.9(b) of the Company Letter. In addition, Parent shall cause the Surviving Corporation to pay all amounts that become due and payable under the Company Charter, the Restated Bylaws and such indemnification agreements.

          (c) Parent shall cause the Surviving Corporation to provide, for a period of not less than three years from the Effective Time, to or for those persons covered at the date hereof or at the Effective Time by the Company's directors and officers' insurance and indemnification policy (the "D&O Insurance"), insurance that is substantially similar to the Company's existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 175% of the last annual premiums paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

          (d)  Notwithstanding anything to the contrary in this Agreement, this
Section 6.9 shall survive the consummation of the transactions contemplated by this Agreement and the provisions of this Section 6.9 are intended to be for the benefit of, and may be enforced by, each person entitled to indemnification pursuant to this Section 6.9.

     Section 6.10 Notification of Certain Matters. Parent and Sub shall use its reasonable best efforts to give prompt notice to the Company, and the Company shall use its reasonable best efforts to give prompt notice to Parent, of: (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which it is aware and which would be reasonably likely to cause (x) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect on the date hereof or (y) any covenant, condition or agreement contained in this Agreement and made by it not to be complied with or satisfied in all material respects, (ii) any failure of Parent or Sub or the Company, as the case may be, to comply in a timely manner with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or (iii) any occurrence, change or event which would be reasonably likely to have a Material Adverse Effect on VAC, Parent or Sub or the Company, as the case may be; provided, that the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 6.11  Retention and Incentive Plan; Certain Benefits.

          (a) Parent shall cause Sub and the Surviving Corporation and their Subsidiaries to honor all enforceable employment, change in control, deferred compensation, pension, retirement and severance agreements, pay and personnel policies in effect on the date hereof between the Company or one of its Subsidiaries and any employee of the Company or any of its Subsidiaries, or maintained for the benefit of any employee of the Company or any of its Subsidiaries, and honor all annual bonus awards made by the Company or any of its Subsidiaries prior to the date hereof, subject to the power of the Company or its Subsidiaries to amend, modify, invoke or terminate any such policies and awards pursuant to their terms or applicable law or the mutual agreement by Sub and the Surviving Corporation and the current or former employee, officer or director covered by such agreement.

          (b) For one year after the Effective Time, Parent shall cause Sub and the Surviving Corporation to provide employees of the Company and its Subsidiaries with benefits (including welfare benefits) that are no less favorable taken as a whole, than the benefits provided under the Company's and such Subsidiary's benefits plans (other than equity-based plans) as in effect on the date hereof, unless such employees otherwise agree to such changes. To the extent that service is relevant for eligibility, vesting or benefit calculations or allowances (including entitlements to vacation, severance, and sick days) under any plan or arrangement of the Company or its Subsidiaries, Parent shall ensure that such plan or arrangement shall credit employees for service on or prior to the Effective Time with the Company or any of its Subsidiaries. Notwithstanding anything in this Section 6.11 to the contrary, nothing in this
Section 6.11 shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees as the Surviving Corporation may determine in exercise of its business judgment.

     Section 6.12 Stockholder Litigation. In connection with any litigation which may be brought after the date hereof against the Company or its directors relating to the transactions contemplated hereby, the Company shall keep Parent, and any counsel which Parent may retain at its own expense, reasonably informed of the status of such litigation and will provide Parent's counsel the right to participate in the defense of such litigation to the extent Parent is not otherwise a party thereto, and the Company shall not enter into any settlement or compromise of any such stockholder litigation without Parent's prior written consent, which consent shall not be unreasonably withheld or delayed.

     Section 6.13 Company SEC Documents. From the date of this Agreement to the Effective Time, the Company shall file on a timely basis all Company SEC Documents required to be filed by it with the SEC under the Exchange Act, the Securities Act and the published rules and regulations of the SEC under either of the foregoing applicable to such Company SEC Documents, which Company SEC Documents shall comply in all material respects with the requirements of the Exchange Act, the Securities Act and the published rules and regulations of the SEC thereunder, each as applicable to such Company SEC Documents.

     Section 6.14 Voting Agreement. The Company agrees to notify the Company's transfer agent that there is a limitation on the transferability of the Shares owned by the Nonvoting Director.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT TO THE MERGER

     Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

          (a) Stockholder Approval. Subject to Section 2.7, this Agreement shall have been adopted by the affirmative vote of the stockholders of the Company entitled to vote thereon as required by the DGCL and the Company Charter.

          (b) Purchase of Shares. Sub shall have previously accepted for payment and paid for Shares pursuant to the Offer, except that neither Parent, Sub nor the Company shall be entitled to invoke this condition if it shall have been the cause of the failure of Sub to purchase Shares pursuant to the Offer in breach of its obligations under this Agreement.

          (c) No Order. No court or other Governmental Entity having jurisdiction over the Company or Parent, or any of their respective Subsidiaries, shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making illegal or directly or indirectly restraining, prohibiting or restricting the consummation of the Merger.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or Sub:

          (a)  by mutual written consent of Parent and the Company;

          (b)  by either Parent or the Company:

               (i) if (x) as a result of the failure of any of the Offer Conditions the Offer shall have terminated or expired in accordance with its terms without Sub having accepted for payment any Shares pursuant to the Offer or (y) Sub shall not have accepted for payment any Shares pursuant to the Offer prior to December 27, 2000; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement results in the failure of any such condition or if the failure of such condition results from facts or circumstances that constitute a breach of any representation or warranty under this Agreement by such party; or

               (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree or ruling or other action shall have become final and nonappealable;

          (c) by Parent or Sub, prior to the purchase of Shares pursuant to the Offer in the event of a breach by the Company of any representation, warranty, covenant or other agreement contained in this Agreement which (i) would give rise to the failure of a condition set forth in paragraph (e) or (f) of Exhibit A and (ii) cannot be or has not been cured within 20 business days after the giving of written notice to the Company;

          (d) by Parent or Sub, if either Parent or Sub is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Exhibit A;

          (e) by the Company, if the Company's Board of Directors or any committee thereof determines that a Takeover Proposal constitutes a Superior Proposal and the Company's Board of Directors or any such committee determines, in its good faith judgment, after consultation with independent counsel, that failing to terminate this Agreement would be inconsistent with such Board's fiduciary duties under applicable law; provided, that the Company has complied in all material respects with all provisions of Section 5.2, including the notice provisions therein;

          (f) by the Company, if at any time prior to the purchase of Shares pursuant to the Offer (i) any of the representations or warranties of Parent or Sub set forth in this Agreement that are qualified as to materiality shall not be true and correct in any respect or any such representations or warranties that are not so qualified shall not be true and correct in any material respect, or (ii) Parent or Sub shall have failed to perform in any material respect any material obligation or to comply in any material respect with any material agreement or covenant of Parent or Sub to be performed or complied with by it under this Agreement and such untruth, incorrectness or failure cannot be or has not been cured within 20 business days after the giving of written notice to Parent or Sub, as applicable;

          (g) by the Company, if the Offer has not been commenced by the Parent or Sub on or prior to 15 business days following the date of the initial public announcement of the Offer, provided that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if the Company is in material breach of this Agreement; or

          (h) by Parent or the Company, if prior to the purchase of Shares pursuant to the Offer any of the derivative claims currently pending against the Company and its directors shall have been resolved in favor of the plaintiffs in such action.

     The right of any party hereto to terminate this Agreement pursuant to this
Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers or directors, whether prior to or after the execution of this Agreement.

     Section 8.2 Effect of Termination. In the event of termination of this Agreement by Parent, Sub or the Company, as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of the Company, Parent, Sub or their respective officers or directors (except for Section 6.2(b) and the entirety of Section 8.3, which shall survive the termination); provided, that nothing contained in this Section
8.2 shall relieve any party hereto from any liability for any breach of a representation or warranty contained in this Agreement, the breach of any covenant contained in this Agreement or for fraud.

     Section 8.3  Fees and Expenses.

          (a) Except as provided in this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the party incurring such costs and expenses; provided, that effective as of the Closing, the Company shall pay all of the expenses of Parent and Sub. In addition, the Company shall pay the filing, printing and mailing costs (but not any legal, advisory or other costs) directly incurred by Parent or Sub in connection with the preparation of the Offer Documents, whether or not the Offer and/or the Merger is consummated, provided, that the Company's aggregate obligation to pay such costs shall be limited to the lower of (i) fifty percent (50%) of such costs or (ii) $50,000.

          (b) The Company shall pay, or cause to be paid, in same day funds to Parent the following amounts, if applicable, under the circumstances and at the times set forth as follows:

               (i) if Parent or Sub terminates this Agreement under Section 8.1(d), the Company shall pay to Parent, within two (2) business days following receipt of written demand from Parent, $750,000 (the "Termination Fee");

               (ii) if the Company terminates this Agreement under Section 8.1(e), the Company shall pay the Termination Fee upon such termination; or

               (iii) if Parent or Sub terminates this Agreement under Section 8.1(c) as a result of the breach by the Company of any covenant or agreement contained in this Agreement resulting in a failure of the condition set forth in paragraph (f) of Exhibit A and at the time of any such termination a Takeover Proposal shall have been made, and if concurrently therewith or within 12 months thereafter, the Company enters into a definitive merger agreement, acquisition agreement or similar agreement with respect to a Takeover Proposal, or a Takeover Proposal is consummated, involving any party (1) with whom the Company had any discussions with respect to a Takeover Proposal, (2) to whom the Company furnished information with respect to or with a view to a Takeover Proposal or (3) who had submitted a proposal or expressed any interest publicly in a Takeover Proposal, in the case of each of clauses (1), (2) and (3), prior to such termination, the Company shall pay the Termination Fee within two
     (2) business days of the earlier of the execution of such agreement or upon consummation of such Takeover Proposal.

          (c) If Parent or Sub terminates this Agreement under Section 8.1(b)(i)(x) as a result of the failure of the condition set forth in paragraphs
(c) or (f) of Exhibit A, or if the Company terminates this Agreement pursuant to 8.1(b)(i)(y) prior to January 31, 2001, unless at the time of such termination Parent or Sub is in breach of this Agreement, then the Company shall pay to Sub, promptly upon receipt, but in no event later than two (2) business days following receipt, of reasonable supporting documentation, all actual and reasonably documented out-of-pocket expenses incurred by or on behalf of Sub or its stockholders (including expenses incurred by or on behalf of the Nonvoting Director) in connection with or in anticipation of the Offer, the Merger, this Agreement and the consummation of the transactions contemplated hereby in an amount not to exceed $250,000; provided, that no such expenses shall be payable in the event that Parent or Sub terminates this Agreement as a result of the occurrence of a Material Adverse Change resulting from any Company litigation pending as of the date hereof as set forth in Section 4.11(1) of the Company Letter, or any litigation instituted as a consequence of the Company entering into this Agreement or consummating any of the transactions contemplated hereby.

     Section 8.4 Amendment. This Agreement may be amended by the parties hereto, subject to Section 6.3, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.5  Waiver.  At any time prior to the Effective Time, subject to
Section 6.3, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein which may legally be waived. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX

                              GENERAL PROVISIONS

     Section 9.1 Non-Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

     Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to an overnight courier or when telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

     if to Parent or Sub, to:

     c/o ValueAct Capital Partners, L.P.
     One Maritime Plaza
     Suite 1400
     San Francisco, CA 94111
     Attention:  Jeff Ubben
     Facsimile No.:  415-362-5727

     with copies to:
     Kirkland & Ellis
     200 East Randolph Drive
     Chicago, IL 60601
     Attention:  Dennis M. Myers
     Facsimile No.:  312-861-2200

     (b)  if to the Company, to:

     Kenetech Corporation
     500 Sansome Street
     San Francisco, CA  94111
     Attention:  Dianne P. Urhausen
     Facsimile No.:  415-984-8191

     with a copy to:

     Morrison & Foerster LLP
     425 Market Street
     San Francisco, California 94105-2482
     Attention:  Michael O'Bryan
     Facsimile No.:  415-268-7522

     and a copy to:

     Potter Anderson & Corroon, LLP
     Hercules Plaza
     P.O. Box 951
     Wilmington, DE 19899
     Attention:  Mark A. Morton
     Facsimile No.:  302-658-1192

     Section 9.3  Interpretation; Certain Definitions.

          (a) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

          (b) For purposes of this Agreement, the following terms have the meaning specified in this Section 9.3:

     "business day" means any day that is a business day for the purposes of the Exchange Act.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Knowledge of the Company" means the actual knowledge of the directors, officers and key employees of the Company.

     "Material Adverse Change" or "Material Adverse Effect" means, when used with respect to the Company or Parent, as the case may be, any event, occurrence, fact, circumstances, change or effect that is or would reasonably be expected (as far as can be foreseen at the time) to be materially adverse to (i) the ability of either the Company or Parent or Sub to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby or (ii) the business, operations, properties or results of operations or the condition (financial or otherwise), assets or liabilities (actual or contingent) of the Company and its Subsidiaries, taken as a whole, or VAC, Parent and its Subsidiaries, taken as a whole, as the case may be; provided, that none of the following shall be deemed, either alone or in combination, to have or constitute a Material Adverse Effect on or a Material Adverse Change with respect to the Company: (i) changes in the market price or trading volume of the Company's securities, (ii) conditions generally affecting the Company's industry or general economic and business conditions which do not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole, and (iii) any disruption of employee, customer, supplier or other similar relationships, which are directly attributable to the execution and announcement of this Agreement or the identity of Parent.

     "Rights Agreement" means the Rights Agreement, dated May 4, 1999 between the Company and ChaseMellon Shareholder Services, LLC.

     "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

     "Takeover Proposal" means any proposal for (i) a merger, share exchange or other business combination involving the Company or any of its Subsidiaries,
(ii) any proposal or offer to acquire in any manner, directly or indirectly, an equity interest in or any voting securities of the Company representing 15% or more of the Shares outstanding, (iii) an offer to acquire in any manner, directly or indirectly, any assets of the Company or any of its Subsidiaries in excess of $100,000, or (iv) any similar transaction or business combination involving the Company or its business or capital stock or assets, other than the transactions contemplated by this Agreement.

     "Taxes" means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer or excise tax, or other tax, custom, duty, governmental fee or any other like assessment or charge of any kind whatsoever, together with any interest or penalty imposed by any Governmental Entity.

     "Tax Return" means any return, report or similar statement (including the attached schedules) required to be filed with respect to any Tax, including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 9.4  Counterparts.
             ------------

      This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 9.5  Entire Agreement; Third-Party Beneficiaries.
             -------------------------------------------

      This Agreement, except as provided in Section 6.2(b), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement, except for the provisions of Section 6.9, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 9.6  Governing Law.
             -------------

      This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 9.7  Assignment.
             ----------

      Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

Section 9.8  Severability.
             ------------

      If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement may be consummated as originally contemplated to the fullest extent possible.

Section 9.9  Enforcement of this Agreement.
             -----------------------------

      Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court for the District of Delaware in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such courts (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto waives any right to a trial by jury in connection with any such action, suit or proceeding.

Section 9.10  Construction.
              ------------

      This Agreement and any documents or instruments delivered pursuant hereto or in connection herewith shall be construed without regard to the identity of the person who drafted the various provisions of the same. Each and every provision of this Agreement and such other documents and instruments shall be construed as though all of the parties participated equally in the drafting of the same. Consequently, the parties acknowledge and agree that any rule of construction that a document is to be construed against the drafting party shall not be applicable either to this Agreement or such other documents and instruments.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                              KC HOLDING CORPORATION


                              By: /s/ Jeffrey W. Ubben
                              Name: Jeffrey W. Ubben
                              Its: Secretary and Treasurer

                              KC MERGER CORP.


                              By: /s/ Jeffrey W. Ubben
                              Name: Jeffrey W. Ubben
                              Its: Secretary and Treasurer

                              KENETECH CORPORATION


                              By: /s/ Dianne P. Urhausen
                              Name: Dianne P. Urhausen
                              Its: Vice President and Secretary

                                                                       Exhibit A
                                                                       ---------
                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act (relating to Sub's obligation to pay for or return tendered Shares after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, unless there shall have been validly tendered and not withdrawn prior to the expiration of the Offer such number of Shares as equals at least 85% of the outstanding Shares on a fully diluted basis, giving effect to all the currently exercisable Company Stock Options and other securities exercisable or convertible into Shares (excluding those Shares held by the Nonvoting Director) (the "Minimum Condition").

     Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any Shares not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such Shares for payment or the payment therefor, any of the following conditions exists (other than as a result of any action or inaction of Parent or any of its subsidiaries that constitutes a breach of this Agreement):

(a) there shall be instituted after the date hereof and pending before any court of competent jurisdiction or Governmental Entity any suit, action or proceeding (including new claims made in any pending proceedings) (i) challenging the acquisition by Parent or Sub of any Shares under the Offer, seeking to prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Sub any damages (including damages against the Company's directors or officers for which they may seek indemnification from the Company) that, if awarded, would have a Material Adverse Effect on the Company, (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of the business or assets of the Company and its Subsidiaries, taken as a whole, or to compel the Company or Parent to dispose of or hold separate any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, in each case as a result of the Offer or any of the other transactions contemplated by this Agreement, or (iii) seeking to impose material limitations on the ability of Parent, Sub or the Nonvoting Director to acquire or hold, or exercise full rights of ownership of, any Shares, including the right to vote Shares on all matters properly presented to the stockholders of the Company, provided, in the case of each of clauses (i), (ii) and (iii) above, that Parent and Sub shall have used its reasonable best efforts to oppose, contest and resolve any such pending or threatened suit, action or proceeding;
(b) there shall be enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger by any Governmental Entity any statute, rule,
     regulation, judgment, order or injunction that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (iii) of paragraph (a) above, provided, that Parent and Sub shall have used reasonable best efforts to oppose, contest and resolve any such judgment, order, injunction or enforcement;
(c) there shall have occurred and be continuing any Material Adverse Change with respect to the Company;
(d) (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or recommended any Takeover Proposal, (ii) the Board of Directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions, or (iii) upon the reasonable request of Sub, the Board of Directors of the Company, or any committee thereof, shall fail within a reasonable period of time to reaffirm its approval or recommendation of the Offer, this Agreement or the Merger;
(e) the representations and warranties of the Company set forth in this Agreement shall not be true and correct in each case at the date of this Agreement and at the scheduled or extended expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or Material Adverse Effect qualifications or exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not result in a Material Adverse Effect on the Company or unless such inaccuracies are as a result of actions expressly permitted by Section 5.1;
(f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant of the Company to be performed or complied with by it under this Agreement (other than any failures which would not reasonably be expected to have a Material Adverse Effect on the Company), which failure to perform or comply, if capable of being cured, continues for more than twenty (20) business days after the giving of written notice to the Company;
(g) there shall have occurred and be continuing (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (ii) a declaration of war by the United States or (iii) in the case of any of the foregoing existing at the time of the execution of this Agreement, a material acceleration or worsening thereof; or
(h)  the Company shall not have obtained consents of third parties listed in
     Section 4.5 of the Company Letter (other than such consents, the failure of which to obtain would not either individually or in the aggregate be reasonably expected to have a Material Adverse Effect); or

(i) this Agreement shall have been terminated in accordance with its terms or the parties shall have agreed in writing to terminate the Offer.

     The foregoing conditions are for the sole benefit of Parent and Sub and may, subject to the terms of this Agreement, be waived by Parent and Sub in whole or in part at any time and from time to time in their sole discretion.
The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right. The waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances. Each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. Terms used but not defined herein shall have the meanings assigned to such terms in the Agreement to which this Exhibit A is a part.

                                                                       Exhibit B
                                                                       ---------

                             FORM OF PRESS RELEASE

The press release shall include the following:

          "Notwithstanding its recommendation and consistent with the terms of the Agreement and Plan of Merger, the Special Committee of the Company's Board of Directors requested that the Special Committee's financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., be available to receive unsolicited inquiries from any other parties interested in the possible acquisition of the Company. If the Special Committee or the Company's Board of Directors, after consultation with its independent legal counsel, determines that taking such actions is appropriate in light of its fiduciary duties to Company stockholders under applicable law, the Company may provide information to and engage in discussions and negotiations with such parties and take other appropriate actions in connection with any such indicated interest."

                                      B-1